[LOGO] AIG AMERICAN GENERAL

                                                                 EXHIBIT (l)(1)

                                                Wayne Barnard, FSA, MAAA
                                                  Senior Vice President

                                April 25, 2007

The United States Life Insurance Company in the City of New York
830 Third Avenue
New York, NY 10022

   Re: The United States Life Insurance Company in the City of New York and
       The United States Life Insurance Company in the City of New York
       Separate
       Account USL VL-R
       Platinum Investor(R) VIP - VUL
       File No. 333-137941 and No. 811-09359

Ladies and Gentlemen:

   This opinion is furnished in connection with the filing of the Registration Statement on Form N-6, File Nos. 333-137941 and 811-09359, by The United States Life Insurance Company in the City of New York Separate Account USL VL-R (the "Separate Account") and The United States Life Insurance Company in the City of New York ("USL") covering an indefinite number of units of interests in the Separate Account. Net premiums received under USL's Platinum Investor VIP flexible premium variable life insurance policies (the "Policies") to be offered by USL may be allocated by USL to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

   I am familiar with the Policies' provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

   The table of cost of insurance rates, set forth under "Tables of Charges" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for persons of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for persons of the ages illustrated than for persons at other ages or different gender.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Actuarial Expert" in the Statement of Additional Information.

                                          Very truly yours,

                                          WAYNE A. BARNARD

                                          Wayne A. Barnard
                                          Senior Vice President

                     American General Life Companies, LLC
                 Member of American International Group, Inc.

2727-A Allen Parkway . Houston, TX 77019-2155 . 713.831.3246 . Fax 713.342.7550
                           . wayne_barnard@aigag.com